Exhibit 10.44

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of June 29, 2007 between BPO Management Services, Inc., a Delaware corporation (the “Company” or “BPOMS”), and Donald C. Helt (“Helt”), an individual.

RECITALS

A. BPOMS and Helt are parties to that certain Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”), with respect to the stock of Human Resources Micro-Systems, Inc. (“HRMS”).

B. The Stock Purchase Agreement provides that Helt shall provide consulting services to BPOMS in accordance with the terms herein.

C. The parties hereto intend that this Agreement shall be effective upon the Closing Date as defined in the Stock Purchase Agreement (the “Effective Date”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the following mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree, intending to be legally bound, as follows:

1. The term (the “Term”) of this Agreement shall commence on the Closing Date as defined in the Stock Purchase Agreement and ending 12 months thereafter (the “Termination Date”). Either party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other party. Helt shall have the right to terminate this Agreement if Company fails to comply with any of the material terms of this Agreement, including without limitation its responsibilities for fees as set forth in this Agreement, and such failure continues unremedied for a period of thirty (30) days after written notice to the Company by Helt. The Company shall have the right to terminate this Agreement upon delivery to Helt of notice setting forth with specificity facts comprising a material breach of this Agreement by Helt. Helt shall have thirty (30) days to remedy such breach.

2. Commencing on the Effective Date, Helt shall perform for BPOMS the services described on Exhibit A attached hereto (collectively, the “Services”), reporting to and solely as requested by Tom Lucas (the “Supervisor”) or his designee, and solely during regular business hours. Helt will not be required to perform Services hereunder more than 32 hours per week. However, the parties anticipate that, after the first 2 months of the Term, BPOMS’ need for Helt’s performance of Services will not exceed “half-time” (or 16 hours per week), and that after the next 2 months of the Term, BPOMS’ need for Helt’s performance of Services will be no more than 5 hours per week; if BPOMS’ need for Helt’s performance of Services increases substantially, the parties will confer and negotiate in good faith with respect to appropriate modifications to the terms and conditions of this Agreement. Helt will perform most of the Services in accordance with this Agreement at the Company’s offices located at 142 Sansome Street, 4th Floor, San Francisco, CA 94104, or 44 Montgomery Street, Suite 1920, San Francisco, CA 94104, by telephone or at such other place(s) as are reasonably necessary to perform the Services in accordance with this Agreement. If travel by Helt is required for purposes of performing the Services, Helt shall not be required to travel outside the San Francisco Bay Area without his voluntary consent, which will not be unreasonably withheld.

3. Helt shall be paid a fee for performance of the Services herein during the Term in the amount of $7,500.00 per month, payable on a monthly basis in advance, no later than the first day of each month. In addition, BPOMS shall reimburse Helt promptly for reasonable out-of-pocket expenses incurred in connection with Services rendered under this Agreement.

4. Helt shall bear any taxes arising from the Company’s payment to him of the fees hereunder. Helt shall indemnify BPOMS for any taxes, penalties or interest incurred by BPOMS due to Helt’s failure to pay taxes described in the immediately preceding sentence.

5. Both Company and Helt agree that Helt will act as an independent contractor in the performance of his duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Helt, or any employee, agent or other authorized representative of Helt, is a partner, joint venturer, agent, officer or employee of Company. The Company shall indemnify and hold Helt harmless from and against any and all claims, assignments, liabilities, damages, losses, obligations, judgments and expenses (including reasonable attorneys’ fees and expert fees) relating to, resulting from or arising out of Helt’s performance of the Services unless due to Helt’s gross negligence or willful misconduct.

6. MISCELLANEOUS.

a. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

b. The rights (but not the obligations) of BPOMS under this Agreement may, without requiring the consent of Helt, be assigned by BPOMS to any transferee, whether by purchase, merger or otherwise, that directly or indirectly acquires all or substantially all of the assets of BPOMS. Helt may not assign any rights herein to any transferee.

c. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, or mailed by certified or registered United States mail to, the party to be charged with receipt thereof. Notices and other communications served by mail shall be deemed given hereunder 72 hours after deposit of such notice or communication in the United States Post Office as certified or registered mail with postage prepaid and duly addressed to whom such notice or communication is to be given at the addresses provided for in the notice section of the Stock Purchase Agreement. Any such party may change said party’s address for purposes of this Section 6.c. by giving to the party intended to be bound thereby, in the manner provided herein, a written notice of such change.

d. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

e. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California applicable to agreements executed and to be performed in California by California residents. The exclusive venue for any legal proceeding with respect to this Agreement shall be San Francisco County, California.

f. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments, writings, and understandings.

g. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction or under any other circumstance.

h. Time is of the essence with respect to the performance of each term of this Agreement.

i. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

j. This Agreement shall be binding upon and inure to the benefit of the parties hereto; provided, however, Helt may not assign any of his obligations under this Agreement.

7. CONFIDENTIAL INFORMATION. Helt agrees as follows:

7.1 Nondisclosure and Nonuse of Confidential Information. Helt acknowledges that BPOMS and its Affiliates continually develop Confidential Information (as defined in Section 7.4 herein), that Helt may develop Confidential Information for BPOMS or its Affiliates and that Helt may learn of Confidential Information during the course of services rendered to BPOMS or its Affiliates. Helt will comply with BPOMS’s policies and procedures for protecting Confidential Information and, except as required by the nature of his du-ties, Helt will never, directly or indirectly, use or dis-close any Confi-dential Information without the prior written consent of the Supervisor. Helt understands that this restriction will continue to apply after the termination of this Agreement.

7.2 Use and Return of Property and Documents. Helt will protect the integrity of Confidential Information and keep confidential all documents, customer lists, records of research, proposals, reports, memoranda, computer software and programming, financial information, and other materials (“Documents”) including any copies thereof, in which Confidential Information may be contained. Helt will not copy any Documents except as reasonably required by the nature of the services rendered under this Agreement. Helt will not remove any Documents or copies from BPOMS’s or its Affiliates’ premises except as reasonably required by the nature of the services rendered under this Agreement or if authorized by the Supervisor. Upon BPOMS’ written request, Helt will return to BPOMS immediately after the termination of this Agreement all Documents and copies and any other property of BPOMS or its Affiliates then in Helt’s possession or control.

7.3 Assignments of Rights. Helt will promptly and fully disclose all Company Property (as defined in Section 7.4) to BPOMS. Helt hereby assigns and agrees to assign to BPOMS (or as otherwise directed by BPOMS) Helt’s full right, title and interest to all Company Property. Helt agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and do such other acts (including, among others, the execution and delivery of instru-ments of further assurance or confirmation) requested by BPOMS to assign the Company Property to BPOMS and to permit BPOMS to enforce any patents, copy-rights or other proprietary rights in the Company Property. All copyrightable works that qualify as Company Property shall be considered “works made for hire.”

7.4 Definitions: For the purposes of this Agree-ment, the following definitions shall apply:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Company Property” means developments, methods of doing business, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to writing or practice by Helt (whether alone or with oth-ers, and whether or not during normal business hours or on or off BPOMS’s premises) while rendering services to BPOMS or any of its Affiliates during the Term that relate to either the services provided by, business of, or any prospec-tive activity of, BPOMS or any of its Affiliates known to Helt, or about which Helt had reason to know, as a result of services rendered under this Agreement.

“Confidential Information” shall mean any and all information of BPOMS and its Affiliates that is not generally known by others with whom BPOMS or any of its Affiliates does or plans to compete or do busi-ness. Confidential Information includes, without limita-tion, such information relating to (i) BPOMS’s and its Affiliates’ development, research and marketing activities, (ii) BPOMS’s and its Affiliates’ strategic plans, (iii) the identity and special needs of BPOMS’s and its Affiliates’ customers and (iv) people and organiza-tions with whom BPOMS and its Affiliates has bus-iness relationships. Confidential Information also includes such infor-mation that BPOMS and its Affiliates may receive or have received belong-ing to customers or others who do busi-ness with BPOMS and/or any of its Affiliates and, except to the extent disclosed by BPOMS or any of its Affiliates on a nonconfidential basis, the Company Property.

7.5 Remedies. Helt acknowledges that, if Helt breaches the provisions of this Section 7, the harm to BPOMS and its Affiliates will be irreparable. Helt therefore agrees that, in the event of such a breach by Helt, in addi-tion to damages and reasonable attorneys’ fees, BPOMS shall be entitled to obtain preliminary and perma-nent injunctive relief against any such breach.

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IN WITNESS WHEREOF, the undersigned have executed this Consulting Agreement on the day and year first above written.

BPO MANAGEMENT SERVICES, INC. By:__________________________ Name:________________________ Title:_________________________	_____________________________ Donald C. Helt

EXHIBIT A

DESCRIPTION OF SERVICES

In conjunction with the Consulting Agreement to which this Exhibit A is attached, the parties have agreed to the following list of Services to be performed by Helt:

1.
Customer/Client retention - Develop a plan with steps and timelines to best ensure, and where possible improve, HRMS’ continuing business relationship with its customers. The plan will focus on the 60-90 day period following acquisition and include the Supervisor and the customer-facing staff of HRMS.

2.
Product development - Participate and advise in the development of an overall product development plan to include both functional and technology roadmap items that include BPOMS products/services to appropriately extend HRMS’ product/service offerings to the HR marketplace.

3.	Employee retention - Support and participate in staff communications designed to maintain the morale as well as the continuing employment and interest of HRMS staff.

4.	Management succession - Participate and advise BPOM in HRMS management staffing decisions and provide personnel consulting/training as appropriate for incumbents or new hires.

5.	Sales/Marketing - Participate and advise in the development of sales and marketing plans designed to grow HRMS licensed sales and hosted services to new customers.

For clarification of the foregoing, the Services shall not require Helt to perform day-to-day operational matters for the Company or any of its business units or Affiliates.